Exhibit (14)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Voya Partners, Inc., Voya Investors Trust

We consent to the use of our report dated February 22, 2019, with respect to the financial statements of VY® Pioneer High Yield Portfolio, a series of Voya Partners Inc., and Voya High Yield Portfolio, a series of Voya Investors Trust, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus/Proxy and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

May 13, 2019